MARTIN FOCUSED VALUE FUND

RETAIL CLASS

ADMINISTRATIVE SERVICES PLAN

The following Administrative Services Plan (the “Plan”) has been adopted by Unified Series Trust (the “Trust”), an Ohio business trust, on behalf of the Retail Class of the Martin Focused Value Fund (the “Fund”). The Plan has been approved by a majority of the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940) of the Trust or the Fund, and who have no direct or indirect financial interest in the operation of the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

The Fund anticipates retaining various financial institutions (the “Service Organizations”) to (i) act directly or indirectly as nominees and recordholders of shares of the Retail Class for their respective customers who are or may become beneficial owners of the Fund’s Retail Class shares (the “Customers”); (ii) provide services to other Service Organizations intended to facilitate or improve a Service Organization’s services to its Customers with respect to the Fund; and/or (iii) perform certain account administrative services with respect to the Customers pursuant to agreements between the Trust, the Fund’s distributor, and/or Martin Capital Management, LLC, the Fund’s investment adviser (the “Adviser”), on behalf of the Retail Class of the Fund, and such Service Organizations.

In approving the Plan, the Board determined that adoption of this Plan would be prudent and in the best interests of the Fund and its Investor Retail Class shareholders. Such approval by the Board included determinations, in the exercise of its reasonable business judgment and in light of its fiduciary duties, (i) that the types of services described below and to be provided by the Service Organizations and compensated by the Fund pursuant to this Plan constitute Administrative Services (defined below), and not distribution services; (ii) that the compensation to be paid to the Service Organizations pursuant to this Plan appears to be reasonable in relation to the value of such Administrative Services to the Retail Class shares of the Fund and the benefit received by the Fund and such shareholders; (iii) that, if not provided by the Service Organization, the Fund would be obligated to retain other entities to perform such Administrative Services; and (iv) there is a reasonable likelihood that the Plan will benefit the Fund and its Retail Class shareholders.

The provisions of the Plan are as follows:

1. PAYMENTS BY THE FUND FOR ADMINISTRATIVE SERVICES PROVIDED TO FUND SHAREHOLDERS

The Fund, on behalf of its Retail Class, shall make payments to the Adviser that the Adviser will use to pay expenses for Administrative Services (defined below) on behalf of and as agent of the Trust. The payments shall be made as of the last business day of each month, and shall be calculated at an annual rate of 0.15% of the average value of the daily net assets of the Retail Class of the Fund. Payments received by the Adviser pursuant to this Plan are in addition to fees paid by the Fund pursuant to the Management Agreement. The Adviser shall act in the Fund’s best interest in expending payments it receives, and shall use payments solely for the purpose of paying expenses for Administrative Services (“Administrative Expenses”) on behalf of the Fund; provided, however, that to the extent the Administrative Expenses for the period to which a payment relates are less than the payment, the Adviser may retain the excess.

Administrative Expenses shall be paid by the Adviser to Service Organizations for making available any or all of the following services to Customers who hold Retail Class shares of the Fund: (a) processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange Retail Class shares; (b) receiving and transmitting funds representing the purchase price or redemption proceeds of Retail Class shares; (c) forwarding shareholder communications such as prospectus updates, proxies and shareholder reports; (d) acting, or arranging for another party to act, as recordholder and nominee of all Retail Class shares beneficially owned by its Customers; (e) providing sub-accounting with respect to Retail Class shares of the Fund beneficially owned by its Customers or the information necessary for sub-accounting, including establishing and maintaining individual accounts and records with respect to Retail Class shares owned by each Customer; (f) providing periodic statements to each Customer showing account balances and transactions during the relevant period; (g) processing dividend payments; (h) receiving, tabulating and transmitting proxies; (i) responding to Customer inquiries relating to the Retail Class shares or the services; and/or (j) providing sweep services which may include: (A) providing the necessary computer hardware and software which links the Service Organization’s systems to the Fund’s account management system; (B) providing software that aggregates the Customers orders and establishes an order to purchase or redeem shares of the Fund based on established target levels for the Customer’s demand deposit accounts; (C) providing periodic statements showing a Customer’s account balance and, to the extent practicable, integrating such information with other Customer transactions otherwise effected through or with the service organization; and (D) furnishing (either separately or on an integrated basis with other reports sent to a Customer by the service organization) monthly and year-end statements and confirmations of purchases, exchanges and redemptions (collectively, “Administrative Services”). The Adviser may not compensate a Service Organization for Administrative Services provided with respect to any other class of shares of the Fund, other than Retail Class shares.

2. FORM OF AGREEMENT

No payments shall be made pursuant to this Plan to any Service Organization unless such Service Organization has entered into a written agreement with the Trust, the Fund’s distributor and/or the Adviser (an “Agreement”) that specifies the Administrative Services to be performed by such Service Organization and also sets forth the amount of, or the method for determining, the compensation to be paid by the Fund to the Service Organization. Each Agreement further shall provide that the compensation to such Service Organization shall be based upon the average daily net assets beneficially owned by its Customers in the Retail Class shares of the Fund.

To the extent practicable, each Agreement shall provide that the obligations of the Trust and the Fund under such Agreement shall not be personally binding upon, nor shall resort be had to, the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but shall be binding solely against the Fund’s property allocable to its Retail Class. No other series of the Trust shall be responsible for the Fund’s obligations under this Plan or any Agreement, nor shall the Fund be responsible for the obligations of any other series of the Trust.

3. EFFECTIVE DATE AND DURATION OF PLAN

The Plan shall become effective as of the date the Fund’s Retail Class shares are first offered for sale to the public. This Plan shall continue in effect until terminated as to the Retail Class of the Fund at any time by vote of the Board, including a majority of Independent Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Retail Class of the Fund.

4. PERIODIC REPORTS

During the existence of this Plan, the Adviser shall provide quarterly reports to the Board of the amounts so expended and the purposes for which such expenditures were made. In addition, no less than annually, the Adviser and/or the Trust’s administrator shall provide sufficient information regarding expenditures paid hereunder to the Audit Committee of the Trust’s Board of Trustees for the Committee. Such information shall compare amounts paid under this Plan to the amounts that would otherwise have been paid to Huntington Asset Services, Inc., in its capacity as the Trust’s administrator, fund accountant and transfer agent, if the Customer accounts had been carried directly on Huntington’s transfer agency system rather than carried by Service Organizations. The Audit Committee of the Trust’s Board of Trustees shall determine whether payments under this Plan continue to satisfy the policies set forth in this Plan.

5. AMENDMENTS

This Plan may not be amended unless approved by at least a majority of the Independent Trustees of the Trust.

6. RECORDKEEPING

The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of the Plan, the first two years in an easily accessible place.